PRESS RELEASE

Clorox EVP – CFO Dan Heinrich to Retire; Steve Robb Named SVP – CFO

OAKLAND, Calif., Oct. 6, 2011 – The Clorox Company (NYSE:CLX) today announced the following changes:

Executive Vice President – Chief Financial Officer Daniel J. “Dan” Heinrich, 55, has announced his retirement from the company effective Nov. 16, 2011. Heinrich, who joined Clorox in 2001 as the company’s controller, was appointed chief financial officer and a member of the company’s executive committee in 2003. In addition to his current role leading all aspects of the finance, business development and investor relations functions and corporate administrative services, during his career with Clorox, Heinrich also oversaw the corporate communications, risk management and IT functions. Heinrich was twice recognized by Institutional Investor as Best CFO in the cosmetics, household products, and personal care sector. In 2009, Heinrich was selected by the San Francisco Business Times as San Francisco Bay Area CFO of the Year.

“Dan has been a significant leader at Clorox, and his financial and overall business expertise is tremendous,” said Chairman and CEO Don Knauss. “He strongly led our financial operations and was instrumental in developing our overall company strategies, which have delivered superior stockholder returns over a multiyear period. We are indebted to Dan for his many contributions and wish him the very best.”

“It has been an honor to work alongside such a strong team of outstanding professionals at Clorox,” Heinrich said. “I’m proud of what we have accomplished together over the last 10 years, particularly our strong performance through the global recession. With the company well positioned to weather through the market volatility we're seeing, now is the right time for me to retire from Clorox. I leave the company in very capable hands.”

Effective Nov. 17, 2011, Stephen M. “Steve” Robb, 47, will succeed Heinrich and has been appointed senior vice president – chief financial officer and a member of the company’s executive management committee, reporting to CEO Knauss. Robb, who joined Clorox in 1989, is currently Clorox’s vice president – finance, with day-to-day responsibility for most operations of the global finance function. As CFO, Robb will oversee accounting, reporting, internal controls, treasury, tax and investor relations.

“The board and executive management team’s robust succession planning has enabled us to appoint such a strong leader as Steve to the CFO role and will enable a smooth transition,” said Knauss. “With 22 years experience across the Clorox finance organization, he brings a wealth of knowledge and in-depth financial expertise to the CFO role.”

Photos of and additional biographical information on Heinrich and Robb are available at http://investors.thecloroxcompany.com/bios.cfm?pg=1&showpage=cm

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with 8,100 employees and fiscal year 2011 revenues of $5.2 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration products, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. Nearly 90 percent of Clorox Company brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and marketed in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $84 million to nonprofit organizations, schools and colleges. In fiscal year 2011 alone, the foundation awarded $4 million in cash grants, and Clorox made product donations valued at $13 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Media Relations:
Kathryn Caulfield (510) 271-7209, kathryn.caulfield@clorox.com
Dan Staublin (510) 271-1622, dan.staublin@clorox.com

Investor Relations:
Steve Austenfeld (510) 271-2270, steve.austenfeld@clorox.com
Lisah Burhan (510) 271-3269, lisah.burhan@clorox.com